INDEPENDENT AUDITORS CONSENT


We consent to the use in this Registration Statement of Riviera Holding Corporation on Form S-4 of our report dated February 12, 2002, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading Experts in such Prospectus.







DELOITTE & TOUCHE LLP
Las Vegas, NV


August 9, 2002























August 9, 2002

Riviera Holdings Corporation
2901 South Las Vegas Boulevard
Las Vegas, Nevada

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Riviera Holdings Corporation and subsidiaries for the periods ended June 30, 2002 and 2001, as indicated in our report dated July 30, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the period June 30, 2002, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






DELOITTE & TOUCHE LLP
Las Vegas, NV